Exhibit 99.1

eBay Names New Board Member

Edward W. Barnholt, former Chairman, President and CEO of Agilent Technologies, Joins Board

SAN JOSE, Calif., April 27, 2005 — eBay (NASDAQ: EBAY; www.ebay.com), the World’s Online Marketplace, today announced the appointment of Edward W. (Ned) Barnholt to its board of directors. Barnholt’s term on the board begins immediately.

“We’re very excited that Ned has agreed to join eBay’s board,” said Meg Whitman, eBay’s president and CEO. “He adds tremendous business and technology experience to an already world-class board of directors. Ned will be a great voice as the directors and management chart eBay’s future.”

Barnholt was responsible for guiding Agilent through its spin-off from Hewlett-Packard Company in 1999, and helped to shape a corporate culture widely recognized as best in class on a global basis.

Barnholt joined HP in 1966 in the company’s former Microwave Division, applying engineering and business expertise to positions that successively included research-and-development engineer, marketing engineer and product manager. He worked his way through a series of positions, and in 1988, was elected as vice president. In 1990, Barnholt was appointed general manager of the Test and Measurement Organization. His appointments to senior vice president and then executive vice president followed in 1993 and 1996. He was named president and chief executive officer of Agilent Technologies in March 1999 and became chairman of the Board of Directors in November 2002. Barnholt retired from his posts on March 1, 2005.

Barnholt, who was born in 1943 in New York City, received both a bachelor’s degree and a master’s degree in electrical engineering from Stanford University. He is a director of KLA-Tencor Corporation.

eBay’s board of directors also includes: Pierre Omidyar, founder and chairman of the board; Meg Whitman, president and CEO; Fred Anderson, managing director of Elevation Partners; Scott Cook, chairman of the executive committee of Intuit Inc.; Robert Kagle, general partner of Benchmark Capital Partners; Dawn Gould Lepore, CEO and chairman of drugstore.com; Philippe Bourguignon, Chairman of Aegis Media France; Thomas Tierney, founder and chairman of the Bridgespan Group; and Richard T. Schlosberg, III, former President and CEO of the David and Lucile Packard Foundation.

About eBay

eBay is The World’s Online Marketplace®. Founded in 1995, eBay created a powerful platform for the sale of goods and services by a passionate community of individuals and businesses. On any given day, there are millions of items across thousands of categories for sale on eBay. eBay enables trade on a local, national and international basis with customized sites in markets around the world. Through an array of services, such as its payment solution provider PayPal, eBay is enabling global e-commerce for an ever growing online community.